Exhibit 4.1

AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT

This Amendment No. 1 to the Rights Agreement (this “Amendment”), is made and entered into as of the 26th day of April, 2006, between Navigant International, Inc. (the “Company”) and American Stock Transfer & Trust Company, as rights agent (the “Rights Agent”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Rights Agreement (as defined below).

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement, dated as of July 18, 2005 (the “Rights Agreement”), setting forth the terms of the Rights (as defined therein);

WHEREAS, the Company and the Rights Agent may, from time to time, supplement or amend the Rights Agreement pursuant to the provisions of Section 26 of the Rights Agreement;

WHEREAS, the Board of Directors of the Company (the “Board of Directors”), on April 26, 2006, resolved that the Agreement and Plan of Merger, dated as of April 26, 2006, among Carlson Wagonlit B.V., Horizon Merger Corp. and the Company (the “Merger Agreement”), and the Merger (as defined in the Merger Agreement), are fair to and in the best interests of the Company and its stockholders; and

WHEREAS, the Company desires to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement.

NOW THEREFORE, in consideration of the premises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

SECTION 1. Amendment to Rights Agreement. The Rights Agreement is hereby amended as follows:

(a) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended by inserting the following as a new paragraph at the end of such definition:

“Notwithstanding anything in this Section 1(a) to the contrary, none of Carlson Wagonlit B.V., a Dutch B.V. (“Merger Co”), Horizon Merger Corp., a Delaware Corporation (“Merger Sub”) or any of their Affiliates, Associates or stockholders, or the general partners, limited partners or members of such stockholders (the “Exempted Persons”), either individually, collectively or in any combination, shall be or be deemed to be an “Acquiring Person” solely by virtue of or as a result of (i) any agreements, arrangements or understandings among all or any of the Exempted Persons in connection with the Merger Agreement or the Merger, (ii) the execution and delivery of the Merger Agreement or (iii) the conversion of Company Common Stock into the right to receive the Merger Consideration pursuant to the Merger Agreement or the consummation of the Merger (the transactions described in clauses (i), (ii) and (iii), the “Exempted Transactions”).

(b) Section 1 of the Rights Agreement is amended by inserting the following subsections at the end of such Section 1:

“(t) “Merger” shall have the meaning set forth in the Merger Agreement.”

“(u) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of April 26, 2006 by and among Merger Co, Merger Sub and the Company.”

“(v) “Merger Consideration” shall have the meaning set forth in the Merger Agreement.”

(c) The definition of “Beneficial Owner” in Section 1(f) of the Rights Agreement is amended by inserting the following sentence at the end of such definition:

“Notwithstanding anything in this Section 1(f) to the contrary, none of the Exempted Persons, either individually, collectively or in any combination, shall be deemed to be a “Beneficial Owner”, to “beneficially own” or to have “Beneficial Ownership” of any securities beneficially owned, directly or indirectly, by any other Exempted Person solely by virtue of or as a result of any Exempted Transaction.”

(d) The definition of “Stock Acquisition Date” in Section 1(oo) of the Rights Agreement is amended by inserting the following sentence at the end of such definition:

(a) “Notwithstanding anything in this Section 1(oo) to the contrary, a “Stock Acquisition Date” shall not be deemed to have occurred solely by virtue of or as a result of the public announcement of any Exempted Transaction.”

(e) Section 3(a) of the Rights Agreement is amended by inserting the following sentence at the end of such Section 3(a):

“Notwithstanding anything in this Agreement to the contrary, a “Distribution Date” shall not be deemed to have occurred solely by virtue of or as a result of any Exempted Transaction.”

(f) Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

“(a) Prior to the earlier of (i) the Close of Business on December 31, 2006 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 and (iii) immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur (the earlier of (i), (ii) and (iii) being the “Expiration Date”), the registered holder of any Rights Certificate may, subject to the provisions of Section 7(e) and 9(c), exercise the Rights evidenced thereby in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price (as hereinafter defined) for the number of Units of Preferred Stock (or, following a Triggering Event, other securities, cash or other assets, as the case may be) for which such surrendered Rights are then exercisable.”

(g) Section 24(a) of the Rights Agreement is amended by inserting the following sentence at the end of such Section 24(a):

“Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to give any such notice in connection with any Exempted Transactions.”

(h) Section 23 of the Rights Agreement is amended by adding the following at the end of such Section 23:

“(c) Immediately prior to the Effective Time, but only if the Effective Time shall occur, (i) this Agreement shall be terminated and be without any further force or effect, (ii) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder and (iii) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement, including, without limitation, the right to purchase or otherwise acquire Preferred Stock or any other securities of the Company or of any other Person. Notwithstanding the foregoing, Section 18 hereof shall survive the termination of this Agreement.”

SECTION 2. Full Force and Effect. As herein modified, the Rights Agreement shall remain in full force and effect and is hereby ratified and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all of the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

SECTION 3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be as effective as delivery of a manually executed counterpart of this Amendment.

SECTION 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and to be performed entirely within such State.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Rights Agreement to be duly executed as of the date first written above.

NAVIGANT INTERNATIONAL, INC.

By
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY

By
Name:
Title:

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